Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-256214 on Form S-3 of Chesapeake Energy Corporation of our report dated February 22, 2021, relating to the financial statements of Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP incorporated by reference in this Current Report on Form 8-K dated November 2, 2021.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 2, 2021